Exhibit 10.5

October 16, 2016

Alfred Lumsdaine
CFO, Sharecare

Dear Alfred:

You and Healthways, Inc., its subsidiaries, affiliates and related entities (the "Company") entered into a Separation and Release Agreement with an Effective Date of August 8, 2016 ("Release Agreement"). After discussions with you, both parties executed letter agreements with the same subject matter, dated September 26, 2016, October 4, 2016, October 10, 2016, that are replaced in their entirety by this letter agreement. This letter agreement extends the termination date of your employment with the Company to November 4, 2016. Therefore, all references to September 30 in Section 2(a) of the Release Agreement shall be changed to November 4, as follows:

Mr. Lumsdaine shall remain employed by the Company until November 4, 2016. The Company will continue to provide the same pay and benefits as set forth in Paragraphs (A) and (D) of Section V of the Employment Agreement through November 4, 2016. As to the Bonus Plan described in Paragraph (B) of Section V of the Employment Agreement, Mr. Lumsdaine will be eligible to receive any bonus payments for performance towards individual objectives during the period of January 1, 2016 through June 30, 2016, and prorated bonus payments on Company's performance through November 4, 2016, which Bonus Plan will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan. Neither the Company nor Mr. Lumsdaine will terminate Mr. Lumsdaine's employment prior to November 4, 2016 unless Mr. Lumsdaine engages in conduct constituting "Cause" as defined in the Employment Agreement. No provisions of the Employment Agreement shall survive following the termination of the Employment Agreement except as specifically described in this Section (2)(a).

Except as stated above, all other terms of the Release Agreement shall remain unchanged. Please sign this letter below to acknowledge your agreement to this amended provision. For avoidance of doubt, nothing in the Release Agreement, as amended by this letter, should be construed as prohibiting you from employment by Healthways SC, LLC while you remain employed by the Company. We appreciate your service to the Company.

Sincerely,
/s/ Mary Flipse

Mary Flipse
Chief Legal Officer

AGREED AND ACCEPTED BY:

/s/ Alfred Lumsdaine	October 17, 2016
Alfred Lumsdaine	Date